UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2004

HOLLIS-EDEN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24672	13-3697002
(Commission File No.)	(IRS Employer Identification No.)

4435 Eastgate Mall, Suite 400

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 587-9333

Item 5. Other Events.

On February 24, 2004, Hollis-Eden Pharmaceuticals, Inc. (“Hollis-Eden”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Congressional Pharmaceutical Corporation (“CPC”), a wholly owned subsidiary of Hollis-Eden and a Stockholders’ Representative, pursuant to which Hollis-Eden acquired all of the capital stock of CPC. CPC is a closely held company with exclusive intellectual property rights licensed from the University of Chicago to develop a series of compounds that have the potential to protect against DNA mutations that can occur as a result of radiation injury or chemotherapy. This DNA damage (mutagenesis) has been associated with an increased risk of a variety of different cancers and is believed to be a primary cause of the harmful long-term effects of radiation injury. In exchange for CPC’s capital stock, CPC stockholders received approximately 50,000 shares of Hollis-Eden Common Stock. In addition, if certain development milestones are achieved by Hollis-Eden, CPC’s stockholders may receive additional shares of Hollis-Eden Common Stock. In the event all of the milestones are achieved, the total number of additional shares that may be issued to CPC’s stockholders is 275,000, more than half of which would be issued only upon FDA approval of CPC’s product. Furthermore, CPC’s stockholders and the University of Chicago may be entitled to receive cash royalty payments upon regulatory approval and commercialization of products covered by the licensed intellectual property.

The intellectual property rights acquired by Hollis-Eden consist of a series of patents and patent applications that relate to discoveries made by David J. Grdina, Ph.D., Professor of Radiation and Cellular Oncology at the University of Chicago. Following the acquisition, Hollis-Eden became the exclusive licensee of this intellectual property held by the University of Chicago. In addition, Dr. Grdina has agreed to an exclusive consulting arrangement with Hollis-Eden in the fields of hematopoiesis and radiation and chemotherapy exposure.

The press release issued by Hollis-Eden on February 25, 2004 announcing the acquisition of CPC is attached as Exhibit 99.1 and incorporated herein by reference in its entirety.

Item 7. Financial Statements and Exhibits.

99.1	Press release of Hollis-Eden Pharmaceuticals, Inc. dated February 25, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLIS-EDEN PHARMACEUTICALS, INC.

Dated: February 26, 2003	By:	/s/ Eric J. Loumeau
Eric J. Loumeau
Vice President, General Counsel

INDEX TO EXHIBITS

99.1	Press release of Hollis-Eden Pharmaceuticals, Inc. dated February 25, 2004.